Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in Registration Statement No. 333-69460 and Registration Statement No. 333-141555 on Form S-8 of our report dated March 7, 2008 relating to the consolidated balance sheet of Chembio Diagnostics Inc. and Subsidiaries as of December 31, 2007 and the consolidated statement of operations, stockholders’ equity and cash flow for the year ended December 31, 2007 appearing in this Annual Report on Form 10-K of Chembio Diagnostics, Inc. for the year ended December 31, 2008.

Lazar Levine & Felix LLP

/s/ Lazar Levine & Felix LLP

New York, New York
March 18, 2009